Exhibit 99.1

JAMES RIVER ANNOUNCES FIRST QUARTER
2019 RESULTS

▪
First Quarter 2019 Net Income of $22.7 million -- $0.75 per diluted share -- a 45% increase over the first quarter of 2018, and Adjusted Net Operating Income of $21.7 million -- $0.71 per diluted share -- a 31% increase over the first quarter of 2018

▪	Annualized Adjusted Net Operating Return on Average Tangible Equity of 16.9%

▪	Tangible Book Value per Share of $17.74, an increase of 10.4% from year-end 2018, inclusive of dividends

▪	Expense Ratio of 22.6%, an improvement of 2.3 percentage points over the prior year quarter

▪	Net Investment Income of $19.4 million, an increase of 47%, or $6.2 million, over the prior year quarter

Pembroke, Bermuda, May 1, 2019 - James River Group Holdings, Ltd. ("James River" or the "Company") (NASDAQ: JRVR) today reported first quarter 2019 net income of $22.7 million ($0.75 per diluted share), compared to $15.6 million ($0.52 per diluted share) for the first quarter of 2018. Adjusted net operating income for the first quarter of 2019 was $21.7 million ($0.71 per diluted share), compared to $16.6 million ($0.55 per diluted share) for the same period in 2018.

Earnings Per Diluted Share	Three Months Ended March 31,
	2019	2018

Net Income	$0.75	$0.52
Adjusted Net Operating Income [1]	$0.71	$0.55

1 See "Reconciliation of Non-GAAP Measures" below.
Robert P. Myron, the Company’s Chief Executive Officer, commented, “We have begun 2019 with an outstanding quarter, generating a 16.9% Annualized Adjusted Net Operating Return on Average Tangible Equity. We also grew Tangible Book Value per share inclusive of dividends by 10.4% during the quarter. We had strong earnings contributions across the organization, as all three operating segments generated positive underwriting income."

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Wellesley House, 90 Pitts Bay Road, Pembroke HM 08, Bermuda
Mailing address ● P.O. Box 1502, Hamilton HM FX, Bermuda
Tel 441.278.4580 ● Fax 441.278.4588

JRVR Announces First Quarter Results

May 1, 2019

"We were again able to achieve rate increases on our core E&S renewals, which were up 3% in the quarter year over year, and submissions increased 17%. I am pleased that we grew gross written premium 14% across our two primary insurance segments, Excess and Surplus Lines and Specialty Admitted Insurance, as this is where we have been focusing our growth efforts."
"Investment income increased 47% over the prior year quarter, as we benefited from the investment markets' rebound in the quarter and continued growth in invested assets."
First Quarter 2019 Operating Results

•	Gross written premium of $327.3 million, consisting of the following:

	Three Months Ended March 31,
($ in thousands)	2019	2018	% Change
Excess and Surplus Lines	$186,549	$167,486	11%
Specialty Admitted Insurance	102,953	87,401	18%
Casualty Reinsurance	37,832	43,229	-12%
	$327,334	$298,116	10%

•	Net written premium of $207.7 million, consisting of the following:

	Three Months Ended March 31,
($ in thousands)	2019	2018	% Change
Excess and Surplus Lines	$154,861	$153,931	1%
Specialty Admitted Insurance	15,021	13,818	9%
Casualty Reinsurance	37,859	43,229	-12%
	$207,741	$210,978	-2%

•	Net earned premium of $190.2 million, consisting of the following:

	Three Months Ended March 31,
($ in thousands)	2019	2018	% Change
Excess and Surplus Lines	$141,672	$129,971	9%
Specialty Admitted Insurance	12,360	13,340	-7%
Casualty Reinsurance	36,120	57,631	-37%
	$190,152	$200,942	-5%

•
The Excess and Surplus Lines segment gross written premium increased due to growth in its Commercial Auto division amid a rate increase on the March 1, 2018 renewal of the Company's largest contract, as well as 5% growth in core (non-commercial auto) lines gross written premium, as seven out of twelve underwriting divisions grew. Excluding the Allied Health division, which had an exceptional first quarter of 2018, core gross written premium grew 23%;

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JRVR Announces First Quarter Results

May 1, 2019

•
The Specialty Admitted Insurance segment gross written premium and net written premium increased due to growth in both its fronting business and its individual risk Workers’ Compensation business, while net earned premium decreased for the quarter as our net retention on our fronting business declined as planned;

•
Gross written premium, net written premium and net earned premium in the Casualty Reinsurance segment decreased from that of the prior year quarter, which was in line with our expectations and is consistent with our planned reductions for the segment begun during 2018;

•
There was unfavorable reserve development of $1.0 million compared to favorable reserve development of $2.6 million in the prior year quarter (representing a 0.5 percentage point increase and 1.3 percentage point decrease to the Company’s loss ratio in each period, respectively);

•	Pre-tax (unfavorable) favorable reserve development by segment was as follows:

	Three Months Ended March 31,
($ in thousands)	2019	2018
Excess and Surplus Lines	$10	$1,112
Specialty Admitted Insurance	2,004	1,322
Casualty Reinsurance	(2,982)	176
	$(968)	$2,610

•
The unfavorable reserve development in the Casualty Reinsurance segment largely related to treaties the Company no longer writes. This unfavorable development was partially offset by a reduction to commission expense on these treaties;

•	Group accident year loss ratio of 73.1% increased from 72.8% in the prior year quarter;

•	Group combined ratio of 96.2% improved from 96.4% in the prior year quarter;

•
Group expense ratio of 22.6% improved from 24.9% in the prior year quarter, driven by a larger portion of our consolidated net earned premium coming from the Excess and Surplus Lines segment, which has significant scale and a lower expense ratio than our other segments, and lower net commissions in the Casualty Reinsurance segment;

•	Gross fee income by segment was as follows:

	Three Months Ended March 31,
($ in thousands)	2019	2018	% Change
Excess and Surplus Lines	$2,673	$4,848	(45)%
Specialty Admitted Insurance	3,772	3,329	13%
	$6,445	$8,177	(21)%

•
Fee income in the Excess & Surplus Lines segment decreased from its level in the prior year quarter as a portion of the segment’s fee for services revenue is now recorded as gross written premium. Fee income in the Specialty Admitted Insurance segment increased as a result of the continued growth of its fronting business;

•	Net investment income was $19.4 million, an increase of 47% from the prior year quarter. Further details can be found in the "Investment Results" section below.

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JRVR Announces First Quarter Results

May 1, 2019

Investment Results
Net investment income for the first quarter of 2019 was $19.4 million, which compares to $13.3 million for the same period in 2018. The increase was driven by improved book yields in the fixed maturity and bank loan portfolios due to higher market interest rates as well as an increased portfolio size, and strong performance from investments within our Other Private Investments portfolio.
The Company’s net investment income consisted of the following:

	Three Months Ended March 31,
($ in thousands)	2019	2018	% Change
Renewable Energy Investments	$921	$1,211	(24)%
Other Private Investments	2,483	609	308%
All Other Net Investment Income	16,027	11,436	40%
Total Net Investment Income	$19,431	$13,256	47%
The Company’s annualized gross investment yield on average fixed maturity, bank loan and equity securities for the three months ended March 31, 2019 was 4.1% (versus 4.1% for the three months ended December 31, 2018 and 3.6% for the three months ended March 31, 2018) and the average duration of the fixed maturity and bank loan portfolio was 3.3 years at March 31, 2019 (versus 3.4 years at December 31, 2018 and 3.5 years at March 31, 2018). Renewable energy and other private investments produced an annualized return of 18.6% for the three months ended March 31, 2019 (10.0% for the three months ended March 31, 2018).
Taxes
Generally the Company's effective tax rate fluctuates from period to period based on the relative mix of income reported by country and the respective tax rates imposed by each tax jurisdiction. The tax rate for the three months ended March 31, 2019 and March 31, 2018 was 10.8% and 8.7%, respectively.

Tangible Equity
Tangible equity before dividends increased 11.1% from $489.9 million at December 31, 2018 to $544.2 million at March 31, 2019, due to $22.7 million of net income, $20.3 million of after tax unrealized gains in the Company's fixed income investment portfolio, $8.3 million of build-to-suit derecognition (for further detail, please see "Recently Adopted Accounting Standard" below) and $2.9 million of option exercise activity and stock compensation.
March 31, 2019 tangible equity after dividends of $535.1 million increased 9.2% from $489.9 million at December 31, 2018. Tangible equity per common share was $17.74 at March 31, 2019, net of $0.30 of dividends per share the Company paid during the first three months of 2019. The year-to-date annualized adjusted net operating income return on average tangible equity was 16.9%, which compares to 14.1% for the same period in 2018.

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JRVR Announces First Quarter Results

May 1, 2019

Capital Management
The Company announced that its Board of Directors declared a cash dividend of $0.30 per common share. This dividend is payable on Friday, June 28, 2019 to all shareholders of record on Monday, June 10, 2019.
Recently Adopted Accounting Standard
As discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, the Company adopted Financial Accounting Standards Board ASU 2016-02, Leases (Topic 842), effective January 1, 2019.  As a result of this new accounting standard, the Company has derecognized assets of $22.6 million and liabilities of $30.9 million associated with a lease that was designated as build-to-suit under the previous guidance.  The Company’s January 1, 2019 retained earnings increased by $8.3 million to reflect the cumulative effect of adopting this accounting standard.
Conference Call
James River Group Holdings, Ltd. will hold a conference call to discuss its first quarter results tomorrow, May 2, 2019, at 8:00 a.m. Eastern Time. Investors may access the conference call by dialing (877) 930-8055, Conference ID# 7690168, or via the internet by going to www.jrgh.net and clicking on the “Investor Relations” link. Please visit the website at least 15 minutes early to register and download any necessary audio software. A replay of the call will be available until 11:00 a.m. (Eastern Time) on June 1, 2019 and can be accessed by dialing (855) 859-2056 or by visiting the company website.
Forward-Looking Statements
This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. In some cases, such forward-looking statements may be identified by terms such as believe, expect, seek, may, will, intend, project, anticipate, plan, estimate, guidance or similar words. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Although it is not possible to identify all of these risks and factors, they include, among others, the following: the inherent uncertainty of estimating reserves and the possibility that incurred losses may be greater than our loss and loss adjustment expense reserves; inaccurate estimates and judgments in our risk management may expose us to greater risks than intended; the potential loss of key members of our management team or key employees and our ability to attract and retain personnel; adverse economic factors resulting in the sale of fewer policies than expected or an increase in the frequency or severity of claims, or both; a decline in our financial strength rating resulting in a reduction of new or renewal business; reliance on a select group of brokers and agents for a significant portion of our business and the impact of our potential failure to maintain such relationships; reliance on a select group of customers for a significant portion of our business and the impact of our potential failure to maintain such relationships; losses resulting from reinsurance counterparties failing to pay us on reinsurance claims, insurance companies with whom we have a fronting arrangement failing to pay us for claims, or an insured group of companies with whom we have an indemnification arrangement failing to perform their reimbursement obligations; changes in laws or government regulation, including tax or insurance law and regulations; the ongoing effect of Public Law No. 115-97, informally titled

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JRVR Announces First Quarter Results

May 1, 2019

the Tax Cuts and Jobs Act, which may have a significant effect on us including, among other things, by potentially increasing our tax rate, as well as on our shareholders; in the event we do not qualify for the insurance company exception to the passive foreign investment company (“PFIC”) rules and are therefore considered a PFIC, there could be material adverse tax consequences to an investor that is subject to U.S. federal income taxation; the Company or any of its foreign subsidiaries becoming subject to U.S. federal income taxation; a failure of any of the loss limitations or exclusions we utilize to shield us from unanticipated financial losses or legal exposures, or other liabilities; losses from catastrophic events which substantially exceed our expectations and/or exceed the amount of reinsurance we have purchased to protect us from such events; potential effects on our business of emerging claim and coverage issues; exposure to credit risk, interest rate risk and other market risk in our investment portfolio; our ability to obtain reinsurance coverage at prices and on terms that allow us to transfer risk and adequately protect our company against financial loss; the potential impact of internal or external fraud, operational errors, systems malfunctions or cyber security incidents; our ability to manage our growth effectively; inadequacy of premiums we charge to compensate us for our losses incurred; failure to maintain effective internal controls in accordance with Sarbanes-Oxley Act of 2002, as amended; and changes in our financial condition, regulations or other factors that may restrict our subsidiaries’ ability to pay us dividends. Additional information about these risks and uncertainties, as well as others that may cause actual results to differ materially from those in the forward-looking statements, is contained in our filings with the U.S. Securities and Exchange Commission ("SEC"), including our Annual Report on Form 10-K filed with the SEC on February 27, 2019. These forward-looking statements speak only as of the date of this release and the Company does not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.
Non-GAAP Financial Measures
In presenting James River Group Holdings, Ltd.’s results, management has included financial measures that are not calculated under standards or rules that comprise accounting principles generally accepted in the United States (“GAAP”). Such measures, including underwriting profit, adjusted net operating income, tangible equity, adjusted net operating return on average tangible equity (which is calculated as annualized adjusted net operating income divided by the average tangible equity for the trailing four quarters), and pre-dividend tangible equity per share, are referred to as non-GAAP measures. These non-GAAP measures may be defined or calculated differently by other companies. These measures should not be viewed as a substitute for those measures determined in accordance with GAAP. Reconciliations of such measures to the most comparable GAAP figures are included at the end of this press release.
About James River Group Holdings, Ltd.
James River Group Holdings, Ltd. is a Bermuda-based insurance holding company which owns and operates a group of specialty insurance and reinsurance companies. The Company operates in three specialty property-casualty insurance and reinsurance segments: Excess and Surplus Lines, Specialty Admitted Insurance and Casualty Reinsurance. Each of the Company’s regulated insurance subsidiaries are rated “A” (Excellent) by A.M. Best Company.
Visit James River Group Holdings, Ltd. on the web at www.jrgh.net

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JRVR Announces First Quarter Results

May 1, 2019

For more information contact:
Kevin Copeland
SVP Finance & Chief Investment Officer
Investor Relations
441-278-4573
InvestorRelations@jrgh.net

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JRVR Announces First Quarter Results

May 1, 2019

James River Group Holdings, Ltd. and Subsidiaries
Condensed Consolidated Balance Sheet Data
(Unaudited)

	March 31, 2019	December 31, 2018
	($ in thousands, except for share data)
ASSETS
Invested assets:
Fixed maturity securities, available-for-sale	$1,250,926	$1,184,202
Equity securities, at fair value	84,405	78,385
Bank loan participations, held-for-investment	263,318	260,972
Short-term investments	92,134	81,966
Other invested assets	74,465	72,321
Total invested assets	1,765,248	1,677,846

Cash and cash equivalents	132,552	172,457
Accrued investment income	11,836	11,110
Premiums receivable and agents’ balances	351,724	307,899
Reinsurance recoverable on unpaid losses	508,655	467,371
Reinsurance recoverable on paid losses	34,372	18,344
Deferred policy acquisition costs	56,318	54,450
Goodwill and intangible assets	219,219	219,368
Other assets	219,327	207,931
Total assets	$3,299,251	$3,136,776

LIABILITIES AND SHAREHOLDERS’ EQUITY
Reserve for losses and loss adjustment expenses	$1,730,307	$1,661,459
Unearned premiums	420,601	386,473
Senior debt	98,300	118,300
Junior subordinated debt	104,055	104,055
Accrued expenses	48,903	51,792
Other liabilities	142,788	105,456
Total liabilities	2,544,954	2,427,535

Total shareholders’ equity	754,297	709,241
Total liabilities and shareholders’ equity	$3,299,251	$3,136,776

Tangible equity (a)	$535,078	$489,873
Tangible equity per common share outstanding (a)	$17.74	$16.34
Total shareholders’ equity per common share outstanding	$25.01	$23.65
Common shares outstanding	30,162,045	29,988,460
Debt (b) to total capitalization ratio	21.2%	23.9%
(a) See “Reconciliation of Non-GAAP Measures”. (b) Includes senior debt and junior subordinated debt.

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JRVR Announces First Quarter Results

May 1, 2019

James River Group Holdings, Ltd. and Subsidiaries
Condensed Consolidated Income Statement Data
(Unaudited)

	Three Months Ended March 31,
	2019	2018
	($ in thousands, except for share data)
REVENUES
Gross written premiums	$327,334	$298,116
Net written premiums	207,741	210,978

Net earned premiums	190,152	200,942
Net investment income	19,431	13,256
Net realized and unrealized gains (losses) on investments (a)	1,625	(810)
Other income	2,919	4,956
Total revenues	214,127	218,344

EXPENSES
Losses and loss adjustment expenses	139,927	143,772
Other operating expenses	45,752	54,783
Other expenses	—	4
Interest expense	2,808	2,522
Amortization of intangible assets	149	149
Total expenses	188,636	201,230
Income before taxes	25,491	17,114
Income tax expense	2,763	1,481
NET INCOME	$22,728	$15,633
ADJUSTED NET OPERATING INCOME (b)	$21,713	$16,569

EARNINGS PER SHARE
Basic	$0.76	$0.53
Diluted	$0.75	$0.52

ADJUSTED NET OPERATING INCOME PER SHARE
Basic	$0.72	$0.56
Diluted	$0.71	$0.55

Weighted-average common shares outstanding:
Basic	30,059,398	29,764,320
Diluted	30,472,304	30,193,303
Cash dividends declared per common share	$0.30	$0.30

Ratios:
Loss ratio	73.6%	71.5%
Expense ratio (c)	22.6%	24.9%
Combined ratio	96.2%	96.4%
Accident year loss ratio	73.1%	72.8%
(a) Includes net realized gains of $3.5 million and net realized losses of $1.7 million for the change in net unrealized gains/losses on equity securities in the three months ended March 31, 2019 and 2018, respectively, in accordance with ASU 2016-01 (adopted on January 1, 2018).

(b) See "Reconciliation of Non-GAAP Measures".
(c) Calculated with a numerator comprising other operating expenses less gross fee income of the Excess and Surplus Lines segment and a denominator of net earned premiums.

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JRVR Announces First Quarter Results

May 1, 2019

James River Group Holdings, Ltd. and Subsidiaries
Segment Results

EXCESS AND SURPLUS LINES

	Three Months Ended March 31,
	2019	2018	% Change
	($ in thousands)
Gross written premiums	$186,549	$167,486	11.4%
Net written premiums	$154,861	$153,931	0.6%

Net earned premiums	$141,672	$129,971	9.0%
Losses and loss adjustment expenses	(108,205)	(100,619)	7.5%
Underwriting expenses	(20,365)	(18,053)	12.8%
Underwriting profit (a), (b)	$13,102	$11,299	16.0%

Ratios:
Loss ratio	76.4%	77.4%
Expense ratio	14.4%	13.9%
Combined ratio	90.8%	91.3%
Accident year loss ratio	76.4%	78.3%

(a) See "Reconciliation of Non-GAAP Measures".
(b) Underwriting results include fee income of $2.7 million and $4.8 million for the three months ended March 31, 2019 and 2018, respectively. These amounts are included in “Other income” in our Condensed Consolidated Income Statements.

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JRVR Announces First Quarter Results

May 1, 2019

SPECIALTY ADMITTED INSURANCE

	Three Months Ended March 31,
	2019	2018	% Change
	($ in thousands)
Gross written premiums	$102,953	$87,401	17.8%
Net written premiums	$15,021	$13,818	8.7%

Net earned premiums	$12,360	$13,340	(7.3)%
Losses and loss adjustment expenses	(7,202)	(7,611)	(5.4)%
Underwriting expenses	(3,535)	(4,106)	(13.9)%
Underwriting profit (a), (b)	$1,623	$1,623	0.0%

Ratios:
Loss ratio	58.3%	57.1%
Expense ratio	28.6%	30.7%
Combined ratio	86.9%	87.8%
Accident year loss ratio	74.5%	67.0%

(a) See "Reconciliation of Non-GAAP Measures".
(b) Underwriting results include fee income of $3.8 million and $3.3 million for the three months ended March 31, 2019 and 2018, respectively.

CASUALTY REINSURANCE

	Three Months Ended March 31,
	2019	2018	% Change
	($ in thousands)
Gross written premiums	$37,832	$43,229	(12.5)%
Net written premiums	$37,859	$43,229	(12.4)%

Net earned premiums	$36,120	$57,631	(37.3)%
Losses and loss adjustment expenses	(24,520)	(35,542)	(31.0)%
Underwriting expenses	(11,273)	(20,345)	(44.6)%
Underwriting profit (a)	$327	$1,744	(81.3)%

Ratios:
Loss ratio	67.9%	61.7%
Expense ratio	31.2%	35.3%
Combined ratio	99.1%	97.0%
Accident year loss ratio	59.6%	62.0%

(a) See "Reconciliation of Non-GAAP Measures".

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JRVR Announces First Quarter Results

May 1, 2019

RECONCILIATION OF NON-GAAP MEASURES

Underwriting Profit

The following table reconciles the underwriting profit by individual operating segment and for the entire Company to consolidated income before taxes. We believe that these measures are useful to investors in evaluating the performance of our Company and its operating segments because our objective is to consistently earn underwriting profits. We evaluate the performance of our operating segments and allocate resources based primarily on underwriting profit of operating segments. Our definition of underwriting profit of operating segments and underwriting profit may not be comparable to that of other companies.

	Three Months Ended March 31,
	2019	2018
	(in thousands)
Underwriting profit of the operating segments:
Excess and Surplus Lines	$13,102	$11,299
Specialty Admitted Insurance	1,623	1,623
Casualty Reinsurance	327	1,744
Total underwriting profit of operating segments	15,052	14,666
Other operating expenses of the Corporate and Other segment	(7,906)	(7,431)
Underwriting profit (a)	7,146	7,235
Net investment income	19,431	13,256
Net realized and unrealized gains (losses) on investments (b)	1,625	(810)
Other income and expenses	246	104
Interest expense	(2,808)	(2,522)
Amortization of intangible assets	(149)	(149)
Consolidated income before taxes	$25,491	$17,114

(a) Included in underwriting results for the three months ended March 31, 2019 and 2018 is fee income of $6.4 million and $8.2 million, respectively.
(b)    Includes net realized gains of $3.5 million and net realized losses of $1.7 million for the change in net unrealized gains/losses on equity securities in the three months ended March 31, 2019 and 2018, respectively, in accordance with ASU 2016-01 (adopted on January 1, 2018).

Adjusted Net Operating Income

We define adjusted net operating income as net income excluding net realized and unrealized gains (losses) on investments (net realized investment gains (losses) and the change in unrealized gains (losses) on equity securities per the adoption of ASU 2016-01), as well as non-operating expenses including those that relate to due diligence costs for various merger and acquisition activities, professional fees related to the filing of registration statements for the sale of our securities, costs associated with former employees and interest and other expenses on a leased building that we were previously deemed to own for accounting purposes. We use adjusted net operating income as an internal performance measure in the management of our operations because we believe it gives our management and other users of our financial information useful insight into our results of operations and our underlying business performance. Adjusted net operating income should not be viewed as a substitute for net income calculated in accordance with GAAP, and our definition of adjusted net operating income may not be comparable to that of other companies.

Our income before taxes and net income for the three months ended March 31, 2019 and 2018, respectively, reconciles to our adjusted net operating income as follows:

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JRVR Announces First Quarter Results

May 1, 2019

	Three Months Ended March 31,
	2019		2018
	Income Before Taxes	Net Income	Income Before Taxes	Net Income
	(in thousands)
Income as reported	$25,491	$22,728	$17,114	$15,633
Net realized and unrealized losses (gains) on investments (a)	(1,625)	(1,015)	810	665
Other expenses	—	—	4	20
Interest expense on leased building the Company was previously deemed to own for accounting purposes	—	—	318	251
Adjusted net operating income	$23,866	$21,713	$18,246	$16,569

(a)    Includes net realized gains of $3.5 million and net realized losses of $1.7 million for the change in net unrealized gains/losses on equity securities in the three months ended March 31, 2019 and 2018, respectively, in accordance with ASU 2016-01 (adopted on January 1, 2018).

Tangible Equity (per Share) and Pre-Dividend Tangible Equity (per Share)

We define tangible equity as shareholders’ equity less goodwill and intangible assets (net of amortization). Our definition of tangible equity may not be comparable to that of other companies, and it should not be viewed as a substitute for shareholders’ equity calculated in accordance with GAAP. We use tangible equity internally to evaluate the strength of our balance sheet and to compare returns relative to this measure. The following table reconciles shareholders’ equity to tangible equity for March 31, 2019, December 31, 2018, and March 31, 2018 and reconciles tangible equity to tangible equity before dividends for March 31, 2019.

	March 31, 2019		December 31, 2018		March 31, 2018
($ in thousands, except for share data)	Equity	Equity per share	Equity	Equity per share	Equity	Equity per share
Shareholders' equity	$754,297	$25.01	$709,241	$23.65	$685,770	$22.96
Goodwill and intangible assets	219,219	7.27	219,368	7.31	220,016	7.37
Tangible equity	$535,078	$17.74	$489,873	$16.34	$465,754	$15.59
Dividends to shareholders for the three months ended March 31, 2019	9,144	0.30
Pre-dividend tangible equity	$544,222	$18.04

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